                                                                                                EXHIBIT 4.5
TM BIOSCIENCE CORPORATION

DEFERRED SHARE UNIT PLAN

FOR

NON-EMPLOYEE DIRECTORS AND SAB MEMBERS

Adopted June 2 with effect from January 1 , 2004

TM BIOSCIENCE CORPORATION

DEFERRED SHARE UNIT PLAN

FOR NON-EMPLOYEE DIRECTORS AND SAB MEMBERS

1.
Purpose. The DSU Plan is intended to enhance the Company's ability to attract and retain qualified, high calibre and talented individuals to serve as members of the Board and the SAB and to promote a greater alignment of interests between non-employee members of the Board and the SAB and the shareholders of the Company.

2.	Definitions. As used in this DSU Plan, the following terms have the following meanings:

“Attendance Compensation” means all cash compensation which, but for this DSU Plan, would be payable by the Company to an Eligible Participant in respect of his or her attendance at meetings of the Board or a committee thereof or the SAB, as applicable.

“Board” means the Board of Directors of the Company.

“Committee” means the Human Resources and Compensation Committee of the Board or such other committee of the Board as may from time to time be appointed to be responsible for matters relating to directors' compensation and the compensation of SAB members.

“Common Share” means a common share in the capital of the Company as constituted at the date hereof or any shares or other securities into which such common shares may have been changed, reclassified, subdivided, consolidated or converted.

“Company” means Tm Bioscience Corporation or a successor.

“Consultant” has the meaning ascribed to such term under Multilateral Instrument 45-105 - Trades to Employees, Senior Officers, Directors and Consultants, as such instrument may be amended, supplemented or replaced from time to time.

“Deferred Share Unit” means a bookkeeping entry, equivalent in value to one (1) Common Share, credited to the account of an Eligible Participant in accordance with the provisions hereof.

“DSU Plan” means the Tm Bioscience Corporation Deferred Share Unit Plan for Non-Employee Directors and SAB Members, as the same may be from time to time amended.

“Effective Date” shall mean the effective date of the DSU Plan set out in Section 3.

“Election Date” means the date on which an Eligible Participant delivers an election to the Chief Financial Officer of the Company pursuant to Section 7 in a form prescribed by the Committee.

“Eligible Participant” means: (i) any member of the Board who is neither an employee nor a fulltime officer of the Company or any subsidiary of the Company on the applicable Election Date, or (ii) any member of the SAB who is neither an employee, director nor a fulltime officer of the Company or any subsidiary of the Company on the applicable Election Date and who is a consultant of the Company.

“Fair Market Value” of a Common Share on a particular date means the volume weighted average trading price per share of the Common Shares on the Toronto Stock Exchange (or such other stock exchange or over the counter quotation system on which the Common Shares are listed or quoted from time to time) for the five (5) trading days on which the Common Shares traded on such exchange immediately prior to such particular date.

“Reference Date” shall be, unless otherwise determined by the Committee, the last business day of March, June, September and December.

“Retainer Compensation” means all cash compensation other than Attendance Compensation which, but for this DSU Plan, would be payable by the Company to an Eligible Participant in respect of his or her services as a director or a member of the SAB, as applicable, including, without limitation, his or her annual retainer for serving as a member of the Board or a committee thereof or the SAB, as applicable, and for acting as chair of a Board committee or as Chair of the Board.

TM BIOSCIENCE CORPORATION

DEFERRED SHARE UNIT PLAN

FOR NON-EMPLOYEE DIRECTORS AND SAB MEMBERS

“SAB” means the Scientific Advisory Board of the Company.

“Settlement Date” has the meaning specified in Section 11.

“Termination Date” means the date on which for any reason an Eligible Participant is no longer either a director of the Company or a member of the SAB.

3.
Effective Date. The DSU Plan shall be effective on June 2, 2004 and will apply to the Retainer Compensation and Attendance Compensation, retroactively to January 1, 2004, as to availability, but not as to Fair Market Value.

4.
Participation in the DSU Plan. All Eligible Participants may participate in the DSU Plan from the Effective Date, or, for Eligible Participants elected or appointed to the Board or the SAB, as applicable, after the Effective Date, from the date of his or her election or appointment.

5.
Administration. The DSU Plan shall be administered by the Committee. The Committee is authorized to interpret, construe and administer the DSU Plan, to establish, amend and rescind any rules and regulations relating to the DSU Plan, and to make any other determinations and perform all other acts that it deems necessary or desirable for the administration of the DSU Plan. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the DSU Plan in the manner and to the extent the Committee deems necessary or desirable. Any decision of the Committee in the interpretation, construction and administration of the DSU Plan, or any action, all as described herein shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned for all purposes. Notwithstanding the foregoing, all actions of the Committee shall be such that the DSU Plan continuously meets the conditions of paragraph 6801(d) of the Regulations under the Income Tax Act (Canada) and any applicable provincial tax laws and regulations, or any successor provisions thereto and shall be subject to all requisite stock exchange, regulatory and/or shareholder approval from time to time. Neither the Committee or any member thereof, nor any officer or employee of the Company, shall be liable for any act, omission, interpretation, construction or determination made in good faith in connection with the DSU Plan, and the members of the Committee and the officers and employees of the Company shall be entitled to indemnification by the Company in respect of any claim, loss, damage or expense (including legal fees and disbursements) arising therefrom to the fullest extent permitted by law. The expenses of administering the DSU Plan shall be borne by the Company.

6.
Deferral of All or a Portion of compensation. Each Eligible Participant may elect to receive either 50% or 100% of his or her Retainer Compensation and Attendance Compensation which is payable thereafter in respect of the related calendar year in the form of Deferred Share Units.

7.
Method of Electing. All Eligible Participants must complete and deliver to the Chief Financial Officer of the Company an annual written election, substantially in the form provided in Schedule “A”, designating the portion of his or her Retainer Compensation and Attendance Compensation that is to be paid in Deferred Share Units as follows:

(i)	for Eligible Participants in office on the Effective Date, the election in respect of the first calendar year of the DSU Plan shall be delivered within 30 days after the Effective Date;

(ii)
for Eligible Participants not in office on the Effective Date, the election in respect of the first calendar year of the DSU Plan shall be delivered within 30 days after the Eligible Participant is elected or appointed as a director of the Company or as a member of the SAB, as applicable; and

(iii)
in respect of each subsequent calendar year, the election shall be delivered at least 30 days prior to the commencement of that year (unless an Eligible Participant takes office during that year, in which case the election shall be made within 30 days after the Eligible Participant is elected or appointed as a director or as a member of the SAB, as applicable).

TM BIOSCIENCE CORPORATION

DEFERRED SHARE UNIT PLAN

FOR NON-EMPLOYEE DIRECTORS AND SAB MEMBERS

An election made in accordance with the foregoing shall be effective for the year or balance thereof in respect of which it is made. An election may, subject to Section 6, be revoked or changed only with respect to the period in the year for which Deferred Share Units have not yet been credited. If no election is made, the Eligible Participant shall be deemed to have elected to be paid his or her Retainer Compensation and Attendance Compensation entirely in DSU.

8.
Credit of Deferred Share Units. Deferred Share Units will be credited as of each Reference Date to an account maintained for each Eligible Participant participating in the DSU Plan in the records of the Company. The number of Deferred Share Units (including fractional Deferred Share Units) to be credited to the account of an Eligible Participant as of each Reference Date shall be determined by dividing:

(i)
the portion of the Retainer Compensation and Attendance Compensation payable to the Eligible Participant in respect of the calendar quarter ending on the Reference Date which is to be paid in Deferred Share Units, by

(ii)	the Fair Market Value of one (1) Common Share on the applicable Reference Date.

9.
Dividend Equivalents. The account maintained pursuant to Section 8 for each Eligible Participant shall from time to time be credited with additional Deferred Share Units (including fractional Deferred Share Units), the number of which shall be determined by dividing:

(i)
the product obtained by multiplying the amount of each dividend declared and paid by the Company on its Common Shares on a per share basis (excluding stock dividends, but including dividends which may be paid in cash or in shares at the option of the shareholder) by the number of Deferred Share Units recorded in the Eligible Participant’s account on the record date for payment of any such dividend, by

(ii)	the Fair Market Va1ue of one (1) Common Share on the dividend payment date for such dividend.

10.
Adjustments and Reorganizations. In the event of any stock dividend (other than a dividend which may be paid in cash or in shares at the option of the shareholder), stock split, combination or exchange of shares, merger, consolidation, recapitalization, amalgamation, plan of arrangement, reorganization, spin-off or other distribution (other than normal cash dividends) of Company assets to shareholders or any other change affecting the Common Shares, such adjustments, as are required to reflect such change, shall be made with respect to the number of Deferred Share Units outstanding under the DSU Plan.

11.
Termination of Service. At any time after the Termination Date of an Eligible Participant to whom Deferred Share Units have been granted under the DSU Plan, but no later than the last business day in December of the first calendar year commencing after that Termination Date, on a day (the "Settlement Date") within such period to be determined by the Eligible Participant or his or her representative upon at least 10 days prior written notice to the Company, the Company shall pay to the Eligible Participant a lump sum cash payment, net of any applicable withholdings, equal to the number of Deferred Share Units credited to his or her account as of that date multiplied by the Fair Market Value of one (1) Common Share on the Settlement Date. Alternatively, at his or her sole discretion and subject to Section 12, the Eligible Participant may request to receive Common Shares of the Company, less any applicable withholdings, equal to the whole number of Deferred Share Units credited to his or her account as of that date, plus a cash settlement of any fraction of a unit. An Eligible Participant shall not be entitled to require payment of any amount on account of Deferred Share Units credited to such Eligible Participant's account prior to his or her Termination Date.

12.
Shares. The Company, in its sole discretion, shall, subject to applicable laws and any necessary regulatory approvals, including the approval of the Toronto Stock Exchange, as required, pay out any Common Shares required under Section 11 from its treasury or as purchased on the open market, or a combination of both. The total number of Common Shares reserved for issuance to Eligible Participants under this DSU Plan shall not exceed 500,000 Common Shares. Notwithstanding the foregoing: (i) the number of Common Shares reserved for issuance to Eligible Participants under this DSU Plan, together with all Common Shares reserved for issuance under all of the Company’s other share compensation plans, shall not exceed 10% of the total number of outstanding Common Shares of the Company at any time, and (ii) the number of Common Shares reserved for issuance to any one Eligible Participant under this DSU Plan shall not, together with all other Common Shares reserved for issuance to such Eligible Participant pursuant to all other share compensation plans of the Company, exceed 2% of the total number of outstanding Common Shares of the Company at any time.

TM BIOSCIENCE CORPORATION

DEFERRED SHARE UNIT PLAN

FOR NON-EMPLOYEE DIRECTORS AND SAB MEMBERS

13.
Transferability of Deferred Share Units. The rights and interests of an Eligible Participant in respect of the Deferred Share Units held in such Eligible Participant‘s account shall not be transferable or assignable other than by the will or the laws of succession to the legal representative of the Eligible Participant or, subject to applicable law, to a dependant or relation (as that term is used in paragraph 6801(d) of the Regulations under the Income Tax Act (Canada)), including without limitation a spouse, of the Eligible Participant.

14.
No Right to Service. Neither participation in the DSU Plan nor any action under the DSU Plan shall be construed to give any Eligible Participant a right to be retained as a director of the Company or as a member of the SAB, as applicable.

15.
Unfunded DSU Plan. The DSU Plan shall be unfunded. The Company's obligation hereunder shall constitute a general, unsecured obligation, payable solely out of its general assets, and no Eligible Participant or other person shall have any right to any specific assets of the Company. The Company shall not segregate any assets for the purpose of funding its obligations with respect to Deferred Share Units credited hereunder. Neither the Company nor the Committee shall be deemed to be a trustee of any amounts to be distributed or paid pursuant to the DSU Plan. No liability or obligation of the Company pursuant to the DSU Plan shall be deemed to be secured by any pledge of, or encumbrance on, any property of the Company or any affiliate of the Company.

16.	No Rights to Shares. Under no circumstances shall Deferred Share Units entitle an Eligible Participant to exercise any voting rights or other rights attaching to the ownership of Common Shares.

17.
Successors and Assigns. The DSU Plan shall be binding on all successors and assigns of the Company and an Eligible Participant, including without limitation, the estate of such    Eligible Participant and the executor,  liquidator, administrator or trustee of such estate, or any receiver or trustee in bankruptcy or representative of the  Eligible Participant ‘s creditors.

18.
DSU Plan Amendment. The Board may, in its sole discretion and without the consent of any Eligible Participant (acting in his or her capacity as a participant in the DSU Plan) amend the DSU Plan at any time; provided, however, that no amendment shall reduce the number of Deferred Share Units credited to any Eligible Participant prior to such amendment. No amendment shall be effective until all applicable approvals, if any, of regulatory authorities and stock exchanges have been obtained.

19.
DSU Plan Termination. The Board may, in its sole discretion and without the consent of any Eligible Participant (acting in his or her capacity as a participant in the DSU Plan), terminate the DSU Plan at any time by giving written notice thereof to each Eligible Participant who is a participant hereunder. Following termination of the DSU Plan, additional Deferred Share Units shall not be credited to the accounts of Eligible Participant except pursuant to Section 9 hereof. Notwithstanding termination of the DSU Plan, all amounts distributable under the DSU Plan shall be paid to the persons entitled thereto on the date on which distributions would have been made had the DSU Plan not been terminated.

20.
Governing Law. The validity, construction and effect of the DSU Plan and any actions taken or relating to the DSU Plan shall be governed by the laws of the Province of Ontario and the laws of Canada applicable therein.

SCHEDULE “A”

ANNUAL WRITTEN ELECTION

TM BIOSCIENCE CORPORATION

DEFERRED SHARE UNIT PLAN FOR

NON-EMPLOYEE DIRECTORS AND MEMBERS OF THE SAB

Tm Bioscience Corporation
493 University Avenue
Suite 1710
Toronto, Ontario M5G 1Y8

Attention: Chief Financial Officer

Dear Sirs / Mesdames:

Reference is made to the Deferred Share Unit Plan (the “DSU Plan”) of Tm Bioscience Corporation (the “Corporation”) adopted June 2, 2004 with effect from January 1, 2004.

Please be advised that in connection with my director/SAB compensation for the [fiscal year] fiscal year of the Corporation, the undersigned hereby irrevocably elects that $___________ of such annual compensation be paid in Deferred Share Units under the DSU Plan.

I hereby agree to assist the Corporation in the filing of, and will timely file, all reports that I may be required to file under applicable securities laws.

In the event the undersigned determines, in his or her sole discretion, to receive common shares in the capital of the Corporation rather than a lump sum cash payment under the DSU Plan, such common shares are to be issued in the following registration:

(Print Director’s Name)	(Director’s Signature)
(Address)	(Telephone Number)
(Facsimile Number)
(E-Mail Address)

Dated at __________________, this _______day of _______________, ________.
        (City)         (Day)         (Month)     (Year)